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                                                                      EXHIBIT 11

                    Computation of Net Loss Per Common Share
                     (in thousands, except per share data)


                                      Year Ended December 31,
                              -------------------------------------
                                  1999         2000        2001
                              -------------------------------------
Net loss...................     $(13,318)   $ (8,500)    $(13,329)
                              =====================================
Basic and diluted
weighted-average
shares outstanding.........       10,678      13,428       14,032
                              =====================================
Basic and diluted net
loss per share.............     $  (1.25)   $  (0.63)    $  (0.95)
                              =====================================